Secretary of State

Wyoming Secretary of State
2020 Carey Avenue
Suite 700
Cheyenne, WY 82002-0020
Ph. 307-777-7311

Consent to Appointment by Registered Agent

LEGALINC CORPORATE SERVICES INC., whose registered office is located at **5830 E 2nd St Ste 8, Casper, WY 82609**, voluntarily consented to serve as the registered agent for **FIRST JERSEY CANNABIS CORPORATION** and has certified they are in compliance with the requirements of W.S. 17-28-101 through W.S. 17-28-111.

I have obtained a signed and dated statement by the registered agent in which they voluntarily consent to appointment for this entity.

Signature: *MARSHA SIHA* Date: **08/31/2018**

Print Name: **MARSHA SIHA**

Title: **INCORPORATOR**

Email: **EFILE1234@INCFILE.COM**

Daytime Phone #: **(888) 462-3453**